Exhibit 10.1

Conformed Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of December 3, 2012, between Lam Research Corporation, a Delaware corporation (“Buyer”) and Axcelis Technologies, Inc., a Delaware corporation (“Seller”).  Each such person is referred to herein as a “party” and jointly as the “parties” to this Agreement.  Capitalized terms used herein without definition are defined in ARTICLE 8.

R E C I T A L S

WHEREAS, Seller owns certain Purchased Assets more particularly described in this Agreement, used by it in the business of developing and providing manufacturing equipment designed to perform dry strip or clean processes on a silicon wafer or substrate (the “Business”) including, without limitation, the products listed on Exhibit A (the “Products”);

WHEREAS, Seller desires to sell, and Buyer desires to buy, those Purchased Assets for the consideration and on the terms and conditions described herein.

A G R E E M E N T

In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF PURCHASED ASSETS

1.1                            Transfer of Purchased Assets.  Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all of Seller’s right, title and interest in the following assets of Seller (the “Purchased Assets”):

(a)                               all United States, international and foreign patents, and applications therefore and all utility models, reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents and Patent Applications”) covering, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the Business, including, without limitation, the rights associated with the Patents and Patent Applications set forth on Section 3.6(a) of the Disclosure Schedule;

(b)                              all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world covering, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the Business;

(c)                               all industrial designs and any registrations and applications therefore throughout the world covering, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related, necessary for or used in the conduct of the Business;

(d)                             all trade names, logos, domain names, common law trademarks and service marks, brand names, trademark and service mark registrations and applications therefore throughout the world covering, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the Business, including, without limitation, the name “Integra” and all associated logos, but excluding any Trademark Rights to the extent the same include the name “Axcelis”;

(e)                               all inventions (whether patentable or not), invention disclosures, improvements, modifications, enhancements, trade secrets, proprietary information, proprietary processes, license rights, specifications, know-how, works of authorship, technology, technical information, technical manuals, user manuals, drawings, designs, concepts, techniques, formulae, routines, methods, ideas, data, databases, product information, build knowledge, bills of materials, Operational Method Sheets, Processes of Record, engineering designs, engineering procedures, engineering specifications, engineering documents, engineering work papers, development work-in-progress, process recipes, notes, customer lists (including without limitation all prospective customer lists), business plans, marketing plans and other intellectual or intangible property covering, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related, necessary for or used in the conduct of the Business, and all documentation and materials relating to any of the foregoing, and all rights therein throughout the world;

(f)                                all things, ideas or concepts authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the Business, in any stage of development, and all rights therein throughout the world;

(g)                              all software, including, without limitation, source code, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the Business, other than licenses to the commercially available software products from Cimetrix Incorporated listed in Section 1.1(g) of the Disclosure Schedule;

(h)                              any similar or equivalent rights to any of the assets referred to in subsections (a), (b), (c), (d), (e), (f) and (g) anywhere in the world, together with the goodwill appurtenant thereto and any rights, claims or choses in action relating to or deriving from any of the foregoing (collectively with subsections (a), (b), (c), (d), (e), (f) and (g), the “Intellectual Property Rights”); and

(i)                                  those assets located in Seller’s lab facility that are described on Section 1.1(i) of the Disclosure Schedule, to be configured at Buyer’s direction (the “Lab System”); and

(j)                                  those parts, subassemblies and other assets that are set forth on Section 1.1(j) of the Disclosure Schedule (the “Other Assets”).

1.2                            Exclusion of Liabilities.  Buyer shall not assume, shall not take subject to and shall not be liable for, any Liabilities of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller or any Affiliate of Seller (the “Excluded Liabilities”).

ARTICLE 2
CLOSING/PURCHASE PRICE

2.1                            The Closing.  The closing under this Agreement (the “Closing”) shall take place at the offices of Buyer, 4650 Cushing Parkway, Fremont, California, on the date hereof unless another time, date or place is agreed to in writing by parties hereto.

2.2                            Purchase Price.

(a)                               Subject to the terms and conditions of this Agreement, Buyer agrees to pay to Seller, in consideration of the acquisition of the Purchased Assets, cash in the amount of US$10,716,009.58 (the “Purchase Price”) to be paid as follows:

(i)                                  Buyer agrees to wire US$8,716,009.58  of the Purchase Price (the “Closing Payment”) to Seller at the Closing in accordance with the wiring instructions set forth on Section 2.2(a)(i) of the Disclosure Schedule; and

(ii)                              Buyer agrees to wire a portion of the remaining US$2,000,000 of the Purchase Price as set forth in Section 2.2(a)(ii) of the Disclosure Schedule to Seller in accordance with the wiring instructions set forth on Section 2.2(a) of the Disclosure Schedule promptly on Buyer’s reasonable satisfaction that Seller has substantially satisfied a milestone (including, in the case that Buyer reasonably determines that a milestone has been less than entirely satisfied, Buyer’s reasonable satisfaction that Seller has exerted its best efforts to satisfy the milestone) relating to such portion of the Purchase Price as set forth in such Disclosure Schedule by the end of the completion period relating to such milestone as set forth on such Schedule.  Payment of the related portion of the Purchase Price shall be made within 10 days of the determination that a milestone has been satisfied.

(b)                              The Purchase Price shall be allocated among the Purchased Assets as provided in Section 2.2(b) of the Disclosure Schedule for purposes of complying with the requirements of Section 1060 of the Code and the regulations thereunder.  Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with Buyer’s allocation of the Purchase Price.  If any tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

2.3                            Items to be Delivered at the Closing.  At the Closing:

(a)                               Seller shall deliver or cause to be delivered to Buyer:

(i)                                  The Bill of Sale in the form agreed upon by the parties (the “Bill of Sale”) duly executed by Seller;

(ii)                              The Patent Assignment Agreement in the form agreed upon by the parties (the “Patent Assignment Agreement”) duly executed by Seller;

(iii)                          Executed employment offer letters in the form provided by Buyer duly executed by each of the individuals identified in Section 2.3(a)(iii) of the Disclosure Schedule;

(iv)                          All of the Purchased Assets, including without limitation any embodiments of the Intellectual Property Rights (including without limitation all files in the possession of Seller’s attorneys), in the manner and form, and on the dates and to the locations reasonably specified by Buyer (with the shipping methodology to be specified by Buyer and shipping costs at Buyer’s expense); provided, however, that Seller shall hold the Lab System for and on behalf of Buyer and shall operate and maintain such Lab System for Buyer pursuant to the terms of the Transition Agreement; and provided, further, that Seller’s obligation to deliver the Other Assets shall be as set forth in Section 5.3; and

(v)                              Evidence reasonably satisfactory to Buyer of the release of the security interest in the Purchased Assets under the Second Amended and Restated Loan and Security Agreement dated April 25, 2011 and the Amended and Restated Intellectual Property Security Agreement dated March 12, 2010, each between Seller and Silicon Valley Bank, as such agreements may be amended to date.

(b)                              Buyer shall deliver or cause to be delivered to Seller the Closing Payment in accordance with Section 2.2(a)(i).

(c)                               Seller and Buyer shall each execute and deliver or cause to be delivered to the other:

(i)                                  the Transition Agreement in the form agreed upon by the parties (the “Transition Agreement”); and

(ii)                              the Collaboration Agreement in the form agreed upon by the parties (the “Collaboration Agreement”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise indicated on the Disclosure Schedule attached hereto, Seller represents, warrants and agrees:

3.1                               Organization, Corporate Power and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in the jurisdictions in which it conducts its businesses, except where the failure to so qualify will not materially interfere with Seller’s ability to perform its obligations under the Transaction Documents.

Neither the character nor the location of the Purchased Assets owned or used by Seller nor the nature of the business conducted by Seller requires any license or qualification under the laws of any other jurisdiction.  Seller has all requisite corporate power and authority to own and operate the Purchased Assets, to execute and deliver the Transaction Documents and to perform its obligations thereunder.

3.2                              Authorization and Approval of Agreements.  The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Seller.  This Agreement has been, and each other Transaction Document will be at the Closing, duly executed and delivered by Seller and constitutes, or will, when delivered, constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

3.3                            Effect of Agreement.  The execution, delivery and performance by Seller of the Transaction Documents, and the consummation by it of the Transactions, will not violate the certificate of incorporation or bylaws of Seller or any Law to which Seller is subject, or any judgment, award or decree or any indenture, agreement or other instrument to which Seller is a party, or by which Seller or the Purchased Assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the Purchased Assets.

3.4                            Approvals.  No Approval or Order or action of or filing with any Governmental Entity or other Person is required to be obtained by Seller for the execution and delivery by Seller of the Transaction Documents or the consummation by Seller of the Transactions.

3.5                            Absence of Certain Changes.  Since June 30, 2012, Seller has not:

(a)                               waived any claims or rights of Seller of substantial value relating to the Purchased Assets or the Business;

(b)                              sold, transferred or otherwise disposed of any of Seller’s properties or assets related to or used in the conduct of the Business (real, personal or mixed, tangible or intangible) with a value of $10,000 or more except in the ordinary course of business and consistent with past practice;

(c)                               disposed of or permitted to lapse any Intellectual Property Rights related to or used in the conduct of the Business or disclosed to any person other than representatives of Buyer or third parties subject to confidentiality or non-disclosure agreements (copies of which have been delivered to Buyer), any trade secret, formula, process or know-how of Seller related to or used in the conduct of the Business and not theretofore a matter of public knowledge; or

(d)                             agreed, whether in writing or otherwise, to take any action described in this Section 3.5.

3.6                            Intellectual Property Rights.

(a)                               Section 3.6(a) of the Disclosure Schedule lists the following intellectual property rights covering, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the Business:

(i)                                  all Patents and Patent Applications, including for each the serial or patent number, country, filing and expiration date and title;

(ii)                              all registered trademarks and service marks, and all pending applications for registration of trademarks, including for each such trademark or service mark, the registration or application number, country, filing and expiration date; and

(iii)                          all registered copyrights and all applications for registration copyrights, including the registration number, country and filing and expiration date of each such copyright.

(b)                              The Intellectual Property Rights include all of the intellectual property rights covering, related to, necessary for or used in making, using or selling, the Products or any part thereof, or otherwise related to, necessary for or used in the conduct of the Business, including, without limitation, all of the intellectual property rights necessary or required for, or used in, the manufacture, marketing, license, sale, offer for sale, importation or use by Buyer or an Affiliate of Buyer of the Products.

(c)                               Seller is the owner of all right, title and interest in and to all of the Intellectual Property Rights, free and clear of all Encumbrances, except as described in Section 3.7 to the Disclosure Schedule.  Seller has not assigned or licensed the Intellectual Property Rights to any third parties, other than on a non-exclusive basis to customers solely to the extent necessary to operate the Products in the ordinary course of business for the intended purpose for which the Products were purchased from Seller.

(d)                             Neither (i) the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, (ii) Buyer’s use of the Purchased Assets in substantially the same manner as Seller has used the Purchased Assets during the last fiscal year, nor (iii) the development, manufacture, marketing, license, sale or use by Buyer or an Affiliate of Buyer of any Intellectual Property Rights or any product embodying or incorporating any Intellectual Property Rights will (a) breach, violate or conflict with any instrument or agreement governing any of the Purchased Assets or any license or agreement to which Seller is a party, (b) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property Rights, (c) by virtue of the license, sale, use, embodiment or incorporation of the Intellectual Property Rights, infringe any patent or trade secret known to Seller of any other party or any copyright, trademark, service mark, or other intellectual property or other proprietary right of any other party, or (d) in any way impair the right of Buyer or any of its Affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any such Intellectual Property Rights.

(e)                               All registered trademarks, service marks, patents and copyrights included in the Intellectual Property Rights are valid and subsisting.  Seller has properly recorded assignments from all named inventors and other Persons necessary to perfect title to all patents and patent applications included in the Intellectual Property Rights.  All fees to maintain Seller’s rights in the Intellectual Property Rights, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property Rights due and payable on or before the Closing Date, have been paid by Seller.

(f)                                There is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Purchased Assets (including without limitation the Intellectual Property Rights), nor is Seller aware of any basis for any such claim. Seller has not received any notice asserting that any of the Purchased Assets (including without limitation the Intellectual Property Rights) or the proposed use, sale, license or disposition thereof conflicts or will conflict with, or constitutes any infringement, interference, violation, misappropriation, breach or wrongful use of the rights of any other party, nor is there any basis for any such assertion.  Seller is not a party to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer, or licensing by Seller of any of the Purchased Assets (including without limitation the Intellectual Property Rights), or which may affect the validity, use or enforceability of such Purchased Assets by Seller.  To the best of Seller’s knowledge, there is no unauthorized use, infringement or misappropriation on the part of any third party of the Purchased Assets (including, without limitation, the Intellectual Property Rights).

(g)                              Seller has taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to Seller with access to or knowledge of the Purchased Assets including, without limitation, the Intellectual Property Rights) to maintain the secrecy and confidentiality of, and its proprietary rights in, the Purchased Assets (including without limitation the Intellectual Property Rights).

3.7                            Material Contracts.  To Seller’s knowledge, there is no Contract to which the Purchased Assets are subject or bound that is a Material Contract, except as set forth in  Section 3.7 of the Disclosure Schedule.  The following Contracts shall be deemed to be “Material Contracts”:  any Contract that (a) could obligate Buyer to pay any amounts to a third party in connection with Buyer’s ownership or use of the Purchased Assets, (b) relates to any leasehold interest to which the Purchased Assets are subject, (c) could limit or restrict the ability of Buyer to use the Purchased Assets; (d) grants any right to any third party with respect to the Purchased Assets; or (e) was not made in the ordinary course of business.

3.8                            Tax Matters.  Seller has timely paid or will timely pay all Taxes for periods (or portions thereof) ending on or prior to the date hereof, the non-payment of which could result in Buyer becoming liable or responsible thereof or an Encumbrance being placed on the Purchased Assets.

3.9                            Title to Property; Encumbrances.  Seller has good and marketable title, free of Encumbrances, to all of the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer, and there are no imperfections in title that might interfere with the conduct of the Business or the use of the Purchased Assets.  Upon consummation of the Transactions, Buyer will acquire good and marketable title to the Purchased Assets free and clear of any Encumbrances and there exists no restriction on the use or transfer of the Purchased Assets.  No Person other than Seller has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties.  No restrictions will exist on Buyer’s right to sell, resell, license or sublicense any of the Purchased Assets or engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

3.10                    Legal Proceedings.  There is no Order or Action pending or threatened against Seller or any of its officers or directors relating to the Purchased Assets or the Business, or which challenges or seeks to prevent, enjoin, alter or delay any of the Transactions, nor is Seller aware of any basis for such Order or Action.

3.11                    Defaults.  Seller is not in default under or with respect to any Order of any Governmental Entity which could reasonably be expected to have a material adverse effect on any of the Purchased Assets.  There does not exist any default by Seller or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller as part of the operations of the Business which could have a material adverse effect on the Purchased Assets, and no notices of breach thereof have been received by Seller.

3.12                    Compliance with Law.  Seller has conducted the Business in accordance with all applicable Laws.  All of the Purchased Assets conform to all applicable laws, and no notice of any violation of any Law relating to any of the Purchased Assets has been received by Seller. The forms, procedures and practices of Seller are in compliance with all such Laws, to the extent applicable.

3.13                    No Brokers or Finders.  No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of the Transaction Documents is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transactions.

3.14                    No Fraudulent Conveyance.  Seller has undertaken commercially reasonable efforts to market and sell the Purchased Assets to potentially interested buyers for the purpose of realizing a fair value for the sale of the Purchased Assets.  Seller is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect.  The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of (i) any creditor of Seller whatsoever, or (ii) any equityholder or current or former employee of Seller, to recover any of the Purchased Assets, or the value thereof, after the Closing.

3.15                    Full Disclosure.  Seller is not aware of any facts pertaining to the Purchased Assets which have or in the future could have a material adverse effect on the Purchased Assets.  Neither this Agreement nor any other agreement, exhibit, schedule being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents, warrants and agrees as follows:

4.1                            Organization, Corporate Power and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and is duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts its business, except where the failure to so qualify will not materially interfere with Buyer’s ability to perform its obligations under the Transaction Documents.  Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

4.2                            Authorization of Agreement.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer.  This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

4.3                            Effect of Agreement.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the charter documents or bylaws of Buyer or any Law to which Buyer is subject, or any judgment, award or decree or any indenture, agreement or other instrument to which Buyer is a party, or by which Buyer or its properties are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument.

4.4                            Approvals.  No Approval or Order or action of or filing with any Governmental Entity or other Person is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents or the consummation by it of the Transactions.

4.5                            Legal Proceedings.  There is no Order or Action pending against, or to the knowledge of Buyer threatened against or affecting, Buyer, which if determined adversely to Buyer, would prevent, enjoin, alter or materially delay the Transactions.

ARTICLE 5
ADDITIONAL CONTINUING COVENANTS

5.1                            Confidentiality.  All non-public information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such Persons other than as contemplated by this Agreement, except to the extent that such information may otherwise be required by Law or to the extent such duty as to confidentiality is waived in writing by the other party.

Seller and any of its representatives or Affiliates shall not, at any time, make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Buyer, any trade secret or other proprietary data or confidential information concerning the Purchased Assets or the Business.

5.2                            All Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the Transactions contemplated by the Transaction Documents.  If at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Transaction Documents, including, without limitation, the execution of additional documents or instruments, the parties to the Transaction Documents shall take all such necessary action.

5.3                            Post-Closing Cooperation Relating to Purchased Assets.  Seller agrees to deliver the Other Assets to Buyer at such time or times following the Closing as Buyer shall specify with respect to each of the Other Assets, which shall be not later than the six month anniversary of the Closing. Subsequent to the Closing, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement.  Seller agrees that, if requested by Buyer, it will cooperate with Buyer in enforcing the terms of any agreements between Seller and any third party involving the activities associated with the Purchased Assets, including without limitation terms relating to confidentiality and the protection of any and all Intellectual Property Rights.  In the event that Buyer is unable to enforce its Intellectual Property Rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its Intellectual Property Rights in its own name.  If such assignment still does not permit Buyer to enforce its Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.

5.4       Access to Information.  Seller agrees that, if reasonably requested by Buyer, Seller shall cooperate fully with Buyer to provide reasonable access to records, personnel and facilities of Seller to the extent such access is reasonably necessary in order to transition the Purchased Assets into service of Buyer, to identify any Additional Assets (as defined below) or to properly prepare documents or reports required to be filed with Governmental Authorities or any financial statements, provided that Buyer shall be responsible for any reasonable third-party out-of-pocket expenses associated with such access, identification or preparation, if any.

5.5       No Post-Closing Retention of Copies.  Immediately after the Closing, Seller shall deliver to Buyer or, if requested by Buyer, destroy copies of non-public documents that evidence the Intellectual Property Rights in Seller’s or any Seller subsidiary’s possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (i) Seller is entitled to possess and use such copies to the extent expressly permitted by this Agreement or as necessary to enable Seller to fulfill its obligations under the Transaction Documents, and (ii) Seller may retain and use copies of financial books and records relating to the activities associated with the Purchased Assets.

5.6       Taxes.  Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Seller from, any sales or use, transfer, real property gains, excise, stamp, or other similar taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from any Taxes arising from, imposed on or attributable to Seller’s ownership of the Purchased Assets prior to the Closing.

5.7       Publicity.  Promptly following the Closing, Seller shall issue a press release in form and substance mutually acceptable to Seller and Buyer relating to the Transactions.  Seller shall not issue any other press release, public statement or other public notice relating to this Agreement or the Transactions, without obtaining the prior consent of Buyer.  Each party acknowledges that this Agreement, the Transition Agreement and the Collaboration Agreement may be reasonably determined to be material contracts of the other party for the purposes of the regulations promulgated by the Securities and Exchange Commission, and that such party may be obligated to file such agreements with the Securities and Exchange Commission.  In connection with any such filing, such party shall give prompt written notice to the other party, shall endeavor to obtain confidential treatment of economic, competitively sensitive, and trade secret information, and to the extent practicable shall provide the other party an opportunity to comment on the proposed disclosure.

5.8       Sale of Additional Assets.  During the six month period following the Closing, Buyer may identify additional assets comprising sub-systems, sub-assemblies, components and/or parts of Products, which assets were not included in the Purchased Assets (“Additional Assets”).  If requested by Buyer, Seller agrees to sell to Buyer any such Additional Assets at a purchase price equal to Seller’s fully burdened cost of manufacturing or acquiring such Additional Assets.  Each such purchase and sale (each, an “Additional Closing”) shall occur on the date or dates that Buyer shall reasonably specify with respect to each of the

Additional Assets, which shall be not later than seven months following the Closing Date or such other date as the parties shall mutually agree.  At each Additional Closing, Buyer shall deliver or cause to be delivered to Buyer the purchase price of the applicable Additional Assets, and Seller shall deliver or cause to be delivered the Additional Assets in the manner and form and to the locations reasonably specified by Buyer. Any amount paid by Seller or Buyer under this Section 5.8 will be treated as an adjustment to the Purchase Price.

ARTICLE 6

INDEMNIFICATION

6.1       Survival of Representations, Warranties and Covenants.  The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing. All covenants to be performed by any party after the Closing Date shall continue indefinitely unless otherwise specified in the covenant.

6.2       Indemnification Obligation of Seller.  Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, agents, advisors and assigns (the “Buyer Indemnified Parties”) from and against any and all Losses of the Buyer Indemnified Parties as a result of, or based upon or arising from: (a) any inaccuracy in or breach of any representation or warranty of Seller (a “Seller Warranty Breach”), or breach of any covenant of Seller, made in this Agreement, including the Disclosure Schedule and Exhibits hereto but not including the Transition Agreement or the Collaboration Agreement ; (b) any Excluded Liability or any other Liability arising out of the ownership of the Purchased Assets or operation of the Business before the Closing, including any failure to pay Taxes as provided in Section 5.6; (c) any allegations or claims made or a claim brought by any securityholder or creditor of Seller based on or relating to the transactions contemplated hereby; or (d) any products sold or services provided by Seller to third parties.

6.3       Indemnification Obligation of Buyer.  Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, Affiliates, agents, advisors and assigns (the “Seller Indemnified Parties”) from and against any and all Losses of the Seller Indemnified Parties as a result of, or based upon or arising from any inaccuracy in or breach of any representation or warranty of Buyer (a “Buyer Warranty Breach”), or breach of any covenant of Buyer, made in this Agreement including any failure to pay Taxes as provided in Section 5.6, including the Disclosure Schedule and Exhibits hereto but not including the Transition Agreement or the Collaboration Agreement.

6.4       Indemnification Procedure.

(a)        Notice.  Whenever any claim shall arise for indemnification under this Agreement, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify Seller or Buyer, as the case may be (the “Indemnifying Party”) of the claim in writing, which notice shall set forth in reasonable detail the facts constituting the basis for such claim and the Indemnified Party’s calculation of the Losses, to the extent then-reasonably calculable, for which it seeks indemnification.  A failure to notify or to give notice as hereinabove set forth to the Indemnifying Party shall in no case prejudice the rights of the Indemnified Party under this Agreement unless the Indemnifying Party shall be prejudiced by such failure and then only to the extent the Indemnifying Party shall be prejudiced by such failure.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(b)        Defense.  In connection with any claim giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a party who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense shall assume the defense of any such claim or legal proceeding with legal counsel approved by the Indemnified Party, which approval shall not be unreasonably withheld.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense; provided, however, if (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (other than differing interests associated with the Indemnifying Party’s obligation to indemnify), or (ii) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party, or (iii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time; then, the Indemnified Party shall have the right to retain its own counsel at the sole cost and expense of the Indemnifying Party, which costs and expenses shall be paid by the Indemnifying Party on a current basis.  Subject to Section 6.4(a), if after notification thereof, the Indemnifying Party does not assume the defense of any such claim or litigation resulting from a claim within a timely manner so as not to prejudice the rights of the Indemnified Party, the Indemnified Party may defend against such claim or litigation, in such manner as it may deem reasonably appropriate.  Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any such third party claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

6.5       Consequential and Punitive Damages.  Notwithstanding any other provision of this Agreement, no party shall be liable for Losses arising from (i) punitive damages or (ii) consequential damages (other than consequential damages arising from a breach of Sections 3.6(b) and 3.6(g) (but only with respect to breaches relating to trade secrets or the confidentiality of confidential information) and Section 5.1).

6.6       Dollar Limitations.  With respect to indemnification by Seller of Seller Warranty Breaches and indemnification by Buyer of Buyer Warranty Breaches,  (i) Seller or Buyer, as applicable, shall not be liable to indemnify an Indemnified Party hereunder until the aggregate amount Losses with respect to all such Seller Warranty Breaches or Buyer Warranty Breaches, as applicable, exceeds $50,000, whereupon indemnification will be payable for the entire amount of such Losses (and not merely the portion of such Losses exceeding $50,000) and (ii) the maximum liability of each of Seller or Buyer, as applicable, for Seller Warranty Breaches or Buyer Warranty Breaches, respectively, shall not exceed the Purchase Price.

6.7       Materiality.  With respect to any claim for indemnification relating to an actual or alleged Seller Warranty Breach or Buyer Warranty Breach of a representation or warranty that may only be considered breached if the defect, inaccuracy, mistake or misrepresentation is material, the materiality of such defect, inaccuracy, mistake or misrepresentation will be considered for purposes of determining whether the Seller Warranty Breach or Buyer Warranty Breach has occurred, but will not be considered in determining the amount of the Losses arising out of such breach.

6.8       Exclusive Remedy and Time Limitations.  Except as provided in the following sentence, the right to indemnification pursuant to this Article 6 shall be the exclusive remedy of any party with respect to any inaccuracy in or any breach of any representation, warranty or covenant contained in this Agreement, other than claims arising from fraudulent misrepresentation or willful misconduct on the part of the Indemnifying Party.  The foregoing shall not prevent any party from obtaining injunctive relief or other equitable remedies with respect to any such breach.  Except with respect to (i) any claim for which notice has been given to the Indemnifying Party, but that has not then been resolved, (ii) any claim for Losses resulting from a fraudulent misrepresentation or willful misconduct, (iii) any claim relating to breach of the representations and warranties set forth in Section 3.8, which may be made until the expiration of the applicable statute of limitations with respect to the underlying tax liability, (iv) any claim relating to breach of the representations and warranties set forth in Section 3.14, which may be made until the fourth anniversary of the Closing, and (v) any claims giving rise to indemnity under this Agreement resulting from or arising out of any claim or legal proceeding by a party who is not a party to this Agreement, which may be made until the expiration of the applicable statute of limitations, no claim shall be made by a party for indemnification pursuant to this Article 6 for a Seller Warranty Breach or Buyer Warranty Breach after the first anniversary of the Closing. Nothing in this Section 6.8 shall bar, prohibit or prevent any claim by either party based on fraudulent misrepresentation or willful misconduct.

6.9       Setoff Right.  Buyer shall have the right to set off any amount that may be owed to any Buyer Indemnified Party under this Article 6 against any amount otherwise payable by Buyer to Seller under this Agreement or otherwise.

6.10     Tax Adjustments.  Any amount paid by Seller or Buyer under this Article 6 will be treated as an adjustment to the Purchase Price.

ARTICLE 7

GENERAL

7.1       Amendments; Waivers.  This Agreement and any schedule or exhibit referenced herein may be amended only by agreement in writing of both parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

7.2        Schedules; Exhibits; Integration.  Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement.  This Agreement, together with such schedules and exhibits, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

7.3       Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Any action or proceeding arising from or relating to this Agreement must be brought in a federal court in the Southern District of New York or in state court in New York, New York, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

7.4       No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable except that Buyer may assign without the consent of Seller its rights hereunder to any subsidiary of Buyer.

7.5       Headings.  The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

7.6       Counterparts.  This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts.  All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

7.7       Remedies Cumulative.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.8       Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

7.9       Notices.  Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by email or facsimile provided that any notice so given is also mailed or sent as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested, or sent by a nationally recognized overnight courier service, proof of delivery requested, as follows:

If to Seller, addressed to:

Axcelis Technologies, Inc.

108 Cherry Hill Drive

Beverly, MA  01915

Attn: General Counsel

Email:  Lynnette.fallon@axcelis.com

Fax:  978-787-4090

If to Buyer, addressed to:

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538

Attn: General Counsel

Email:  George.Schisler@lamresearch.com

Fax:  (510) 572-2876

or to such other address or to such other person as either party shall have last designated by such notice to the other party.  Each such notice or other communication shall be effective (i) if given by email or facsimile, when transmitted to the applicable email address or fax number so specified in (or pursuant to) this Section 7.9 and an appropriate receipt or answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by overnight courier service, upon receipt of proof of delivery, or (iv) if given by any other means, when actually delivered at such address.

7.10     Expenses and Attorneys Fees.  Each party shall be responsible for its own expenses and attorneys fees incurred in negotiating, executing, preparing and delivering the Transaction Agreements, including but not limited to all legal, accounting, broker, finder and financial advisor fees.

7.11     Specific Performance.  Seller and Buyer each acknowledge that, in view of the uniqueness of the Purchased Assets and the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

7.12     Bulk Transfer Laws.  Seller and Buyer hereby waive compliance with any applicable bulk transfer laws, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby, provided, however, that any Losses of the Indemnified Parties arising from creditor claims against the Purchased Assets due to such noncompliance shall be indemnified by Seller pursuant to Article 6 herein.

ARTICLE 8

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a)        the terms defined in this ARTICLE 8 have the meanings assigned to them in this ARTICLE 8 and include the plural as well as the singular,

(b)        all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c)        all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)       pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e)        the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, or other legally binding commitment or instrument, whether or not in writing.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof, delivered by Seller to Buyer and referenced herein.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Liability” means, with respect to a party, any liability or obligation of the party of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of Seller.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

“Operational Method Sheet” means any instructions used on a manufacturing line describing how to assemble or integrate a Product or any component thereof.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Process of Record” means a process specifying the method for fabricating, storing and transporting a Product or any component thereof, including, without limitation, the creation, maintenance, storage and auditing of design drawings or schematics; the raw materials to be used; how raw materials, work-in-process or final products are to be fabricated, assembled, cleaned, handled and packaged; testing and inspection processes; statistical analysis to be applied; the tools or methods to be used in the manufacturing process and the manner in which those tools or methods will be used; quality standards; clean room requirements; worker training requirements; and packaging, shipment and warehousing requirements.

“Tax” means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, assessments or other like charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

[Remainder of page intentionally left blank]

“Transaction Documents” means this Agreement, the Transition Agreement, the Collaboration Agreement, the Patent Assignment Agreement and the Bill of Sale.

“Transactions” means the transactions contemplated by the Transaction Documents.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

AXCELIS TECHNOLOGIES, INC.

By:	/s/ Jay Zager
Jay Zager
Executive Vice President and
Chief Financial Officer

LAM RESEARCH CORPORATION

By:	/s/ Sarah O’Dowd
Sarah O’Dowd
Group Vice President and
Chief Legal Officer

EXHIBIT A

PRODUCTS

Product Line Family	Wafer Size	Product
Chuck based systems	300	Integra RS
	300	Integra ES
	300	RapidStrip 320 (RpS320)
	150, 200	RapidStrip 210 (RpS210)
Lamp based systems	300	RadiantStrip 320(RdS320),
	300	RadiantStrip ES (RdS320ES)
	300	RadiantStrip 320i (RdS320i)
	300	RadiantStrip 320 Low K (RdS320LK)
	200	RadiantStrip 220ES-SMIF (RdS220ES-SMIF)
	200	RadiantStrip 220-SMIF (RdS220-SMIF)
	200	RadiantStrip 220ES (RdS220ES)
	200	RadiantStrip 220 (RdS220)
	150, 200	FusionGemini ES (GES)
	150, 200	FusionGemini ES –IS (GES-IS)
	150, 200	FusionGemini Asher (GPL)
	150, 200	FusionGemini Asher (GPL-IS)

List of Schedules omitted from the Asset Purchase Agreement
by and between Lam Research Corporation (“Lam”) and Axcelis Technologies, Inc.
(“Axcelis”) dated as of December 3, 2012,
as filed with the Securities Exchange Commission (the “Commission”) on Form 8-K

Section 1.1(g)                                                      Commercial Software used in the Integra. This schedule lists certain commercial software licenses held by Axcelis.

Section 1.1(i)                                                          Lab System Defined.  This schedule describes engineering hardware being sold to Lam as part of the Purchased Assets.

Section 1.1(j)                                                          Other Assets being bought at Closing.  This schedule describes hardware being sold to Lam for payment over and above the base Purchase Price.

Section 2.2(a)(i)                                         Wire instructions.  This schedule specifies the wire address for Axcelis’ bank.

Section 2.2(a) (ii)                                 Conditions on earning the deferred $2M purchase price.  This schedule specifies the action items to be undertaken by Axcelis to earn the final $2 million purchase price, including customer visits and other marketing activity.

Section 2.2(b)                                                      Allocation of Purchase Price.  This schedule discloses the agreed allocation of the purchase price among the Purchased Assets.

Section 2.3(a)(iii)                                 Employees receiving offers.  This lists employees of Axcelis receiving offers of employment from Lam.

Section 3.6(a)                                                       List of Patents and Applications.  This lists Axcelis patents and patent applications that are included in the Purchased Assets.

Section 3.7                  Material Contracts.  This schedule says “Not Applicable.”

Axcelis will furnish supplementally a copy of any omitted schedule to the Commission upon request.